Exhibit 99.1


          HALIFAX ANNOUNCES SECOND QUARTER FINANCIAL RESULTS

        "Profitability Improves Significantly; Margins Improve to 13%
                             from 10.7 %"


ALEXANDRIA, VA - November 15, 2007 - Halifax Corporation (AMEX:HX) today announced its financial results for the quarter ended September
30, 2007.

Revenues for the second quarter of fiscal 2008 were $11.9 million versus $12.4 million for the same period in fiscal 2007. The revenue decrease was due to the loss of certain low margin service contracts and reductions in product sales.

The gross profit margin for this year's second quarter was $1.6 million, or 13% of revenues, versus $1.3 million or 10.7% of revenues, for the same period a year ago. Operating income was $402,000 for the quarter ended September 30, 2007, compared to $188,000 for the same period the prior year.

The Company reported net income of $202,000, or $0.06 per basic and diluted share, for the quarter ended September 30, 2007, compared to net income of $22,000, or $0.01 per basic and diluted share, for the same period the prior year.

Charles McNew, president and chief executive officer, stated, "The improvement in our operating and net income is directly related to a deliberate shift in our business mix toward higher-margin business.
Our fixed costs are continuing to decline as a result of new software tools, which are being implemented to significantly reduce manual tasks in the back office, field service and call management functions. We are also very encouraged by the recent scale and volume of new business bid activity."

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For the six months ended September 30, 2007, revenues were $24.4 million compared to $25.1 million for the same period last year. The gross profit margin was $3.0 million, or 12.5% of revenues, up from $2.8 million, or 11.2% of revenues, for the first half of last year.
Operating income was $722,000 for the first half of fiscal 2008 versus
$514,000 for the same period a year ago. Net income for the first half of this year was $337,000, or $0.11 per basic and diluted share, versus
$106,000, or $0.03 per basic and diluted share, for the first half of the prior year.

The Company will host a conference call for investors at 11:00 a.m. EDT on Thursday November 15, 2007, to review financial and operational results for the quarter. The conference call phone number is 800-952-
6697 for U.S. callers and 212-231-2902 for international callers. The conference replay will be available from 1 p.m. EDT on Thursday, November 15, 2007, to 1 p.m. EDT on Friday, November 16, 2007. The replay number is 800-633-8284 for U.S. callers and 402-977-9140 for international callers. The reservation number is 21355210.

Founded in 1967, Halifax Corporation is an enterprise maintenance solutions company providing a wide range of technology services to commercial and government customers throughout the United States. The
Company's principal products are high availability hardware maintenance services, technology deployment and integration services. More information on Halifax can be found at www.hxcorp.com.

Certain statements made by the Company which are not historical facts may be considered forward-looking statements, including, without limitation, statements as to trends, management's beliefs, views, expectations and opinions, which are based upon a number of assumptions concerning future conditions that ultimately may prove to be inaccurate. Such forward-looking statements are subject to risks and uncertainties and may be affected by various factors described in the Risk Factors Section in the Company's Annual Report on Form 10-K that may cause actual results to differ materially from those in the forward-looking statements. For further information that could affect the Company's financial statements, please refer to the Company's reports filed with the Securities and Exchange Commission.

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


                          Halifax Corporation
                        Summary Financial Data

  (in 000's except per share     Three Months   Six Months Ended
           amounts)                 Ended        September 30,
                                September 30,

 Statements of Operations       2007     2006     2007    2006

 Revenues                      $11,925  $12,369  $24,386 $25,115

 Cost of services               10,370   11,044   21,349  22,314

 Gross Profit                    1,555    1,325    3,037   2,801

 Selling, marketing, general     1,153    1,137    2,315   2,287
 & administrative

 Operating income                  402      188      722     514

 Other income                        8       13       19      14
 Interest expense                (188)    (159)    (379)   (322)

 Income before income taxes        222       42      362     206

 Income tax expense                 20       20       25     100

 Net income                    $   202  $    22  $   337 $   106

 Earnings per common share -   $   .06  $   .01  $   .11 $   .03
 basic:

 Earnings per common share -   $   .06  $   .01  $   .11 $   .03
 diluted:

 Weighted average number of
 common shares outstanding:
   Basic                         3,175    3,175    3,175   3,175
   Diluted                       3,179    3,179    3,180   3,180


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

 Balance Sheets                         September 30,   March 31,
                                            2007           2007
 Current assets
 Cash                                    $        934   $     1,751
 Trade accounts receivable, net                10,865        11,345
 Inventory, net                                 5,114         4,946
 Prepaid expense and other current
 assets                                           806           584

 Total current assets                          17,719        18,626

 Property and equipment, net                    1,055         1,225
 Goodwill and intangibles, net                  3,723         3,865
 Other assets                                     116           121

 Total assets                            $     22,613   $    23,837

 Liabilities and Stockholders' Equity

 Current liabilities
 Accounts payable and accrued expenses   $      5,622   $     6,375
 Deferred maintenance revenue                   2,195         3,058
 Current portion of long-term debt                 35            31
 Bank debt                                      6,946         6,880
 Auxilliary line of credit                      1,000         1,000
 Income tax payable                                52            11

 Total current liabilities                     15,850        17,355

 Other long-term debt                             102           120
 Subordinated debt-affiliate                    1,000         1,000
 Deferred income                                  129           159

 Total liabilities                             17,081        18,634

 Stockholders' equity                           5,532         5,203

 Total liabilities and stockholders'
 equity                                  $     22,613   $    23,837

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